UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 24, 2021

TopBuild Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-36870	47-3096382
(State or other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

475 North Williamson Boulevard Daytona Beach, Florida	32114
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (386) 304-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	BLD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 24, 2021, TopBuild Corp., a Delaware corporation (the “Company”), entered into a note purchase agreement (the “Purchase Agreement”) together with the Company’s wholly owned subsidiaries (the “Guarantors”) and BofA Securities, Inc., as representative of the several initial purchasers named therein (the “Initial Purchasers”). Pursuant to the Purchase Agreement, the Company has agreed to sell, and the Initial Purchasers have agreed to purchase, upon the terms and subject to the conditions contained in the Purchase Agreement, $400.0 million aggregate principal amount of 3.625% Senior Notes due 2029 (the “Notes”). The issuance and sale of the Notes is expected to close on March 15, 2021 (the “Closing Date”), subject to customary closing conditions.  Upon consummation of the Closing, the Notes would be guaranteed, on an unsecured senior basis, by all of the Guarantors.

On the Closing Date, the Company intends to use the proceeds from the issuance and sale of the Notes, together with cash on hand, to redeem 100% of the Company’s issued and outstanding $400.0 million aggregate principal amount of 5.625% Senior Notes due 2026 (the “Existing Notes”).  On February 24, 2021, the Company delivered a conditional notice of full redemption to U.S. Bank National Association, the trustee for the Existing Notes, to redeem all of the Existing Notes on the Closing Date in accordance with the optional redemption provisions of the Indenture, dated as of April 25, 2018, as supplemented, governing the Existing Notes (the “Existing Indenture”).  The redemption is conditioned upon the successful consummation, on or prior to the Closing Date, of the issuance and sale of the Notes.  Subject to the satisfaction of the foregoing condition, the Company will redeem the Existing Notes at a redemption price equal to 100% of the principal amount of the Existing Notes plus the Applicable Premium (as defined in the Existing Indenture) as of, and accrued and unpaid interest thereon to, but not including, the Closing Date.

The Purchase Agreement contains customary representations, warranties and agreements of the parties thereto. In addition, the Company and the Guarantors have agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.  This Current Report on Form 8-K does not constitute a notice of redemption under the Existing Indenture, or an offer to tender for, or purchase, any of the Existing Notes or any other security.

The foregoing description of the Purchase Agreement is only a summary and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 1.01 to this Current Report on Form 8-K and incorporated by reference in this Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

0
Exhibit Number	Description
1.01	Purchase Agreement, dated February 24, 2021
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOPBUILD CORP.

	By:	/s/ John S. Peterson
		Name:	John S. Peterson
		Title:	Vice President and Chief Financial Officer
Dated: March 1, 2021

3